Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter and Year End 2009 Results

LAS VEGAS, February 25, 2010 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2009.

Net revenues for the fourth quarter of 2009 were $809.3 million, compared to $614.3 million in the fourth quarter of 2008. The revenue increase was driven by a 29.6% increase in revenues at Wynn Macau and a 35.7% revenue increase from our Las Vegas operations as the 2009 fourth quarter included a full quarter contribution from Encore. Adjusted property EBITDA was $196.8 million for the fourth quarter of 2009, compared to $127.5 million in the fourth quarter of 2008.

On a US GAAP (Generally Accepted Accounting Principles) basis, net loss attributable to Wynn Resorts for the fourth quarter of 2009 was $5.2 million, or ($0.04) per diluted share, compared to a net loss attributable to Wynn Resorts of $159.6 million, or ($1.49) per diluted share in the fourth quarter of 2008. Adjusted net income attributable to Wynn Resorts in the fourth quarter of 2009 was $10.3 million, or $0.08 per diluted share (adjusted EPS)(2) compared to an adjusted net income attributable to Wynn Resorts of $7.7 million, or $0.07 per diluted share in the fourth quarter of 2008.

Wynn Macau Fourth Quarter Results

In the fourth quarter of 2009 net revenues were $508.4 million compared to $392.2 million in the fourth quarter of 2008. Wynn Macau generated adjusted property EBITDA of $142.1 million compared to $95.0 million in the fourth quarter of 2008.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $16.9 billion for the period, compared to $11.0 billion for the fourth quarter of 2008. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.7%, at the low end of the expected range of 2.7% to 3.0% and below the 2.9% experienced in the 2008 quarter.

Table games drop in the mass market category was $512.2 million during the period, a 5.1% increase from $487.2 million in the fourth quarter of 2008.  Mass market table games win percentage (calculated before discounts) of 22.9% was above our expected range of 19% to 21% and higher than the 19.5% experienced in the fourth quarter of 2008.

Slot machine handle increased 9.4% to $843.5 million while win decreased 2.7% compared to the fourth quarter of 2008 due to a decrease in hold percentage from 5.2% last year to 4.6% in 2009. Win per unit per day was 1.5% higher at $353 compared to $348 in the fourth quarter 2008 as we reconfigured the slot floor and removed approximately 50 machines.

Wynn Macau achieved an Average Daily Rate (ADR) of $271 for the fourth quarter of 2009, compared to $273 in the 2008 quarter. The property’s occupancy was 90.6%, compared to 86.8% during the prior year period, generating revenue per available room (REVPAR) of $246 in the 2009 period, 3.6% above 2008 levels of $237.

On September 30, 2009, we added a new high-limit gaming salon containing approximately 40 slot machines.  In November 2009 we added two new private gaming salons with 29 VIP tables. We currently have 404 tables (including 11 poker tables) and 1,199 slot machines.

Wynn Macau Year 2009 Operating Results

For the full year 2009, net revenues were $1.8 billion, 3.8% below 2008. Wynn Macau generated adjusted property EBITDA of $502.1 million, a 3.3% increase over the previous year primarily due to the cost savings initiatives implemented throughout the year.

Table games turnover in the VIP segment of $54.3 billion was 2.0% lower than in 2008 and VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 2.9%, within the expected range of 2.7% to 3.0%, but lower than the 3.0% generated in 2008.

Table games drop in the mass market category decreased 12.2% to $2.0 billion, and mass market table games win percentage (calculated before discounts) of 21.9% was above the expected range of 19% to 21% and higher than the 19.6% generated in 2008.

Slot machine handle of $3.4 billion was 12.7% higher than the $3.0 billion generated in 2008 primarily due to the increase in handle associated with high-end slot customers. Slot machine win per unit per day was $386.

Wynn Macau achieved an Average Daily Rate (ADR) of $266 for the year, compared to $275 in 2008. The property’s occupancy was 87.5%, compared to 87.3% during the prior year period, generating revenue per available room (REVPAR) of $233 in the 2009 period, 2.9% below 2008 levels.

Encore at Wynn Macau

We are completing construction of Encore at Wynn Macau, a further expansion of Wynn Macau. Encore at Wynn Macau will add a fully-integrated resort hotel to Wynn Macau, planned to include approximately 410 luxury suites and four villas along with restaurants, additional retail space and additional gaming space including 37 VIP table games, 33 premium slot machines, 24 mass market table games and 39 mass market slot machines. We expect Encore at Wynn Macau to open in April 2010 and the total costs to be approximately $600 million.

As of December 31, 2009, we have spent approximately $454.9 million related to the development and construction of Encore at Wynn Macau.

Wynn Las Vegas and Encore Fourth Quarter Results

For the quarter ended December 31, 2009, our Las Vegas operations generated adjusted property EBITDA of $54.7 million (with an 18.2% EBITDA margin on net revenue), up significantly when compared to the $32.6 million generated in the fourth quarter of 2008 as the 2009 fourth quarter included Encore for the full period.

Net casino revenues in the fourth quarter of 2009 were $120.0 million, up 32.2% from the fourth quarter of 2008. Table games drop was $548.5 million compared to drop of $498.3 million in the fourth quarter of 2008 and table games win percentage of 18.7% was below the property’s expected range of 21% to 24%. Slot machine handle of $741.6 million was 10.6% below the comparable period of 2008 primarily due to weakness in the domestic business and slot win percentage was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for the quarter were $225.0 million, a 30.9% increase from the fourth quarter of 2008, driven primarily by incremental hotel and food and beverage revenues from Encore. Hotel revenues were up 28.5% to $77.7 million during the quarter, versus $60.5 million in the fourth quarter of 2008 due to the addition of 2,034 suites at Encore. Our Las Vegas operations achieved an Average Daily Rate (ADR) of $219 for the quarter, compared to $281 in the 2008 quarter. Our occupancy was 81.0%, compared to 79.7% during the prior year period, generating revenue per available room (REVPAR) of $178 in the 2009 period (20.6% below the fourth quarter of 2008 of $224).

Food and beverage revenues increased 32.3% to $92.1 million in the quarter as a result of the additional 12 food and beverage outlets located in Encore. Retail revenues were $23.2 million in the quarter, 25.6% above last year’s levels and entertainment revenues increased 27.7% to $15.5 million from the fourth quarter of 2008 primarily due to the increase in the number of Le Rêve shows and the Garth Brooks performances during the quarter.

During the fourth quarter, we started construction of the Encore Beach Club, which will replace Encore’s porte-cochere on Las Vegas Boulevard. The Beach Club will feature pools, food and beverage, and nightlife offerings and is expected to open in the second quarter of 2010.

Wynn Las Vegas and Encore Full Year 2009 Operating Results

For the full year 2009, our Las Vegas properties generated adjusted property EBITDA of $244.1 million and Net Revenues increased 11.8% due to the full year contribution from Encore. The top line increase was offset by additional costs associated with operating Encore and as a result, EBITDA declined 3.5%. Our results of operations for the periods presented are not comparable as the year ended December 31, 2009 includes a full year of operations for Encore, whereas in 2008, Encore was open for only 10 days.

Net casino revenues for the year were $505.8 million, a 5.4% increase from 2008 despite the addition of approximately 90 table games and 800 slot machines with the opening of Encore. For the year ended December 31, 2009, we experienced a 1.2% increase in drop and our average table games win percentage (before discounts) of 20.2% was below the expected range of 21% to 24% and in-line with the 20.0% hold percentage we experienced in 2008. Slot handle decreased 2.5% during the year ended December 31, 2009, as compared to 2008, and the slot win percentage was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for 2009 were $910.3 million, a 17.3% increase from 2008. Hotel revenues were up 19.6% to $321.2 million, versus $268.5 million in 2008 as a result of the addition of 2,034 suites at Encore which opened in December 2008.  We continued to experience a decrease in occupancy and room rates during the year ended December 31, 2009, compared to the year ended December 31, 2008. Average Daily Rate (ADR) was $217 for the year, compared to $288 in 2008 and occupancy was 85.2% compared to 91.8% during the prior year, generating revenue per available room (REVPAR) of $185 in 2009 (30.1% lower than in 2008).

Food and beverage revenues increased 26.2% to $385.8 million in 2009, compared to $305.7 million in 2008 as a result of the additional 12 food and beverage outlets located in the Encore expansion. Although we added new retail outlets at Encore, retail revenues were $85.8 million, compared to $86.1 million in 2008 due to reduced consumer spending associated with the current economic environment. Entertainment revenues were approximately $57.1 million, compared to $66.2 million in 2008 due to the closure of the Spamalot production show in July 2008. This decrease was partially offset by revenue from headliner acts that performed during 2009, including Garth Brooks, who began performing in the Encore Theater in December 2009.

Other Factors Affecting Earnings

Interest expense, net of $3.5 million in capitalized interest, was $50.5 million for the fourth quarter of 2009. For the full year 2009, interest expense, net of capitalized interest of $10.7 million, was $211.4 million compared to $172.7 million, net of capitalized interest of $87.4 million, for the year ended December 31, 2008. Depreciation and amortization expenses were $104.4 million during the quarter compared to $70.9 million in the 2008 quarter. For the full year, depreciation and amortization expenses were $410.5 million compared to $263.2 million in 2008 as we opened Encore on December 22, 2008.

Corporate expense and other was $22.3 million in the fourth quarter 2009, a $19.3 million increase from last year’s quarter, primarily related to a reversal of bonus accruals in the 2008 quarter and one time payments in the 2009 quarter. Corporate expense and other was $45.9 million for the full year 2009 compared to $36.7 million in 2008.

Property charges and other were $17.2 million in the fourth quarter, the majority of it related to a charge for the abandonment of the front porte-cochere at Encore to make way for the Beach Club. Property charges and other for  the year ended 2009 included the charge mentioned above as well as a charge for the write-off of 2 aircraft deposits, and miscellaneous remodels, abandonments and loss on sale of equipment.

Balance Sheet and Capital Expenditures

Our total cash balances on December 31, 2009 were $2.0 billion. Total debt outstanding at the end of 2009, was $3.6 billion, including approximately $2.5 billion of Wynn Las Vegas debt and $1.1 billion of Wynn Macau debt.

Capital expenditures during the fourth quarter of 2009, net of changes in construction payables and retention, totaled approximately $100 million primarily related to Encore at Wynn Macau.

In October 2009, Wynn Macau, Limited, had its ordinary shares of common stock listed on The Stock Exchange of Hong Kong Limited and sold 1,437,500,000 (27.7%) shares of its common stock through an initial public offering.  Net proceeds to the Company as a result of this transaction were approximately $1.8 billion.

In October 2009, Wynn Las Vegas issued $500 million aggregate principal amount of 7 7/8% First Mortgage Notes due November 1, 2017 at a price of 97.823% of the principal amount.  We used the proceeds of this offering to repay amounts outstanding under the Wynn Las Vegas Revolver and Wynn Las Vegas Term Loan.

On November 6, 2009, we declared a cash dividend of $4 per share on our outstanding common stock to shareholders of record on November 19, 2009.

During the fourth quarter we reduced long-term borrowings by approximately $622 million, $144 million associated with our Wynn Las Vegas facilities and $478 million in Macau.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, February 25, 2010 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating revenues:
Casino	$591,758	$455,948	$2,206,829	$2,261,932
Rooms	92,748	74,979	377,520	326,655
Food and beverage	106,068	83,088	436,361	358,715
Entertainment, retail and other	84,328	59,647	288,432	270,065
Gross revenues	874,902	673,662	3,309,142	3,217,367
Less: promotional allowances	(65,573)	(59,387)	(263,531)	(230,043)
Net revenues	809,329	614,275	3,045,611	2,987,324

Operating costs and expenses:
Casino	399,938	325,280	1,462,346	1,490,927
Rooms	28,891	18,178	109,184	78,238
Food and beverage	62,985	47,878	251,192	207,281
Entertainment, retail and other	46,954	34,552	166,612	161,862
General and administrative	101,242	69,697	366,785	319,303
Provision for doubtful accounts	727	393	13,707	49,405
Pre-opening costs	1,448	46,320	1,817	72,375
Depreciation and amortization	104,441	70,885	410,547	263,213
Property charges and other	17,186	1,396	28,458	32,584
Total operating costs and expenses	763,812	614,579	2,810,648	2,675,188

Operating income (loss	45,517	(304)	234,963	312,136

Other income (expense):
Interest income	495	1,402	1,740	21,517
Interest expense, net of capitalized interest	(50,524)	(46,180)	(211,385)	(172,693)
Decrease in swap fair value	(1,270)	(36,604)	(2,258)	(31,485)
Gain (loss) on extinguishment of debt	(3,779)	22,347	18,734	22,347
Equity in income (loss) from unconsolidated affiliates	197	(48)	121	1,353
Other	(17)	(1,563)	191	(4,257)
Other income (expense), net	(54,898)	(60,646)	(192,857)	(163,218)

Income (loss) before income taxes	(9,381)	(60,950)	42,106	148,918

(Provision) benefit for income taxes	22,613	(98,617)	(2,999)	61,561

Net income (loss	13,232	(159,567)	39,107	210,479

Less: Net income attributable to noncontrolling interests	(18,453)	-	(18,453)	-

Net income (loss) attributable to Wynn Resorts, Limited	$(5,221)	$(159,567)	$20,654	$210,479

Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(0.04)	$(1.49)	$0.17	$1.94
Diluted	$(0.04)	$(1.49)	$0.17	$1.92
Weighted average common shares outstanding:
Basic	122,301	106,900	119,840	108,408
Diluted	122,301	106,900	120,185	109,441

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss) attributable to Wynn Resorts, Limited	$(5,221)	$(159,567)	$20,654	$210,479
Pre-opening costs	1,448	46,320	1,817	72,375
(Gain) loss on extinguishment of debt	3,779	(22,347)	(18,734)	(22,347)
Decrease in swap fair value	1,270	36,604	2,258	31,485
Property charges and other	17,186	1,396	28,458	32,584
Adjustment for taxes on above	(7,486)	(17,746)	(2,113)	(32,315)
Recognition of foreign tax credit	-	123,029	-	(17,626)
Adjustment for noncontrolling interest	(636)	-	(636)	-
Adjusted net income attributable to Wynn Resorts, Limited(2	$10,340	$7,689	$31,704	$274,635

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.08	$0.07	$0.26	$2.51

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Three Months Ended December 31, 2009
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total

Operating income (loss)	$(56,664)	$89,403	$12,778	$45,517

Pre-opening costs	346	1,102	-	1,448
Depreciation and amortization	80,079	23,611	751	104,441
Property charges and other	17,015	169	2	17,186
Management and royalty fees	4,563	20,279	(24,842)	-
Corporate and other expenses	8,076	6,265	7,993	22,334
Stock-based compensation	1,298	1,268	3,073	5,639
Equity in income/(loss) from
unconsolidated affiliates	(48)	-	245	197

Adjusted Property EBITDA (1)	$54,665	$142,097	$-	$196,762

	Three Months Ended December 31, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(69,754)	$55,592	$13,858	$(304)

Pre-opening costs	46,319	1	-	46,320
Depreciation and amortization	47,097	23,031	757	70,885
Property charges and other	696	644	56	1,396
Management and royalty fees	3,335	15,143	(18,478)	-
Corporate and other expenses	2,410	(1,022)	1,573	2,961
Stock-based compensation	2,488	1,598	2,251	6,337
Equity in income/(loss) from
unconsolidated affiliates	(31)	-	(17)	(48)

Adjusted Property EBITDA (1)	$32,560	$94,987	$-	$127,547

			Three Months Ended
			December 31,
			2009	2008
Adjusted Property EBITDA (1)			$196,762	$127,547

Pre-opening costs			(1,448)	(46,320)
Depreciation and amortization			(104,441)	(70,885)
Property charges and other			(17,186)	(1,396)
Corporate and other expenses			(22,334)	(2,961)
Stock-based compensation			(5,639)	(6,337)
Interest income			495	1,402
Interest expense, net of capitalized interest			(50,524)	(46,180)
Decrease in swap fair value			(1,270)	(36,604)
(Loss) gain on extinguishment of debt			(3,779)	22,347
Other			(17)	(1,563)
Benefit (provision) for income taxes			22,613	(98,617)

Net income (loss)			13,232	(159,567)

Less: Net income attributable to noncontrolling interests			(18,453)	-

Net loss attributable to Wynn Resorts, Limited			$(5,221)	$(159,567)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Year Ended December 31, 2009
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total

Operating income (loss)	$(144,279)	$315,017	$64,225	$234,963

Pre-opening costs	346	1,471	-	1,817
Depreciation and amortization	313,759	93,794	2,994	410,547
Property charges and other	24,468	2,478	1,512	28,458
Management and royalty fees	18,434	71,538	(89,972)	-
Corporate and other expenses	23,394	12,760	9,756	45,910
Stock-based compensation	8,370	5,029	10,937	24,336
Equity in income/(loss) from
unconsolidated affiliates	(427)	-	548	121

Adjusted Property EBITDA (1)	$244,065	$502,087	$-	$746,152

	Year Ended December 31, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(58,616)	$298,463	$72,289	$312,136

Pre-opening costs	72,373	2	-	72,375
Depreciation and amortization	169,640	90,592	2,981	263,213
Property charges and other	22,406	10,015	163	32,584
Management and royalty fees	16,505	73,423	(89,928)	-
Corporate and other expense	20,799	9,224	6,720	36,743
Stock-based compensation	9,502	4,138	6,688	20,328
Equity in income/(loss) from
unconsolidated affiliates	266	-	1,087	1,353

Adjusted Property EBITDA (1)	$252,875	$485,857	$-	$738,732

			Year Ended
			December 31,
			2009	2008
Adjusted Property EBITDA (1)			$746,152	$738,732

Pre-opening costs			(1,817)	(72,375)
Depreciation and amortization			(410,547)	(263,213)
Property charges and other			(28,458)	(32,584)
Corporate and other expenses			(45,910)	(36,743)
Stock-based compensation			(24,336)	(20,328)
Interest income			1,740	21,517
Interest expense, net of capitalized interest			(211,385)	(172,693)
Decrease in swap fair value			(2,258)	(31,485)
Gain on extinguishment of debt			18,734	22,347
Other			191	(4,257)
Benefit (provision) for income taxes			(2,999)	61,561

Net income			39,107	210,479

Less: Net income attributable to noncontrolling interests			(18,453)	-

Net income attributable to Wynn Resorts, Limited			$20,654	$210,479

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Room Statistics for Las Vegas operations5:
Occupancy %	81.0%	79.7%	85.2%	91.8%
Average Daily Rate (ADR)1	$219	$281	$217	$288
Revenue per available room (REVPAR)2	$178	$224	$185	$265

Other information for Las Vegas operations5:
Table games win per unit per day3	$5,188	$5,629	$5,099	$7,976
Table Win %	18.7%	15.3%	20.2%	20.0%
Slot machine win per unit per day4	$156	$203	$160	$221
Average number of table games	215	147	226	141
Average number of slot machines	2,742	2,034	2,767	1,971

Room Statistics for Macau:
Occupancy %	90.6%	86.8%	87.5%	87.3%
Average Daily Rate (ADR)1	$271	$273	$266	$275
Revenue per available room (REVPAR)2	246	$237	$233	$240

Other information for Macau:
Table games win per unit per day3	$16,379	$12,366	$14,846	$15,265
Slot machine win per unit per day4	$353	$348	$386	$346
Average number of table games	383	367	371	377
Average number of slot machines	1,190	1,241	1,195	1,243

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

(5) Results on the table above include the 10 days of operations for Encore, which opened on December 22, 2008. Encore did not significantly impact our results of operations for the year ended December 31, 2008.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com